EXHIBIT 10(a)

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 24 to the registration statement on Form N-4 (the "Registration Statement") of our report dated March 20, 1998, relating to the financial statements of The Prudential Individual Variable Contract Account, which appears in such Statement of Additional Information.

We also consent to the use in the Statement of Additional Information constituting part of the Registration Statement of our report dated March 5, 1998, relating to the consolidated financial statements of Prudential Insurance Company of America, which appears in such Statement of Additional Information.

We also consent to the reference to us under the heading "Experts" in the Statement of Additional Information.



PRICE WATERHOUSE LLP

New York, New York
April 24, 1998






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